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                                  EXHIBIT 23
                        CONSENT OF WOLF & COMPANY, P.C.




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               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement on Form S-8 of Berkshire Hills Bancorp, Inc., of our report dated March 10, 2000, on the consolidated balance sheets of Berkshire Bancorp as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in retained earnings and cash flows for each of the years in the three-year period ended December 31, 1999, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.



Wolf & Company, P.C.

/s/ Wolf & Company, P.C.


Boston, Massachusetts
July 19, 2000